Exhibit 99

Marriott International, Inc. Corporate Headquarters	Communications Marriott Drive Washington, D.C. 20058 (301) 380-7770

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL REPORTS EARNINGS PER SHARE FOR THE 2005 FIRST QUARTER OF $0.61, UP 30 PERCENT FROM 2004

•	Incentive management fees increased 52 percent, driven by 9.2 percent (9.9 percent using actual exchange rates) growth in worldwide company-operated revenue per available room (REVPAR) and a 130 basis point improvement in worldwide company-operated property level house profit margins;

•	The company continued its aggressive share repurchase program with the repurchase of 5.1 million shares of stock for $328 million. Since 2000, Marriott has repurchased over 54 million shares for $2.2 billion;

•	Over 4,500 hotel rooms and timeshare units were added during the first quarter, bringing the global system to 2,648 hotels and timeshare resorts (484,904 rooms). Over 35 percent of room additions were conversions from competitor brands. At quarter-end, over 55,000 rooms worldwide were under construction, awaiting conversion, or approved for development;

•	The company expects 2005 North American systemwide REVPAR to increase 8 to 10 percent and property level house profit margins to increase 1.5 to 2.0 percentage points.

WASHINGTON, D.C. – April 21, 2005 – Marriott International, Inc. (NYSE:MAR) today reported diluted earnings per share (EPS) of $0.61 in the first quarter of 2005, up 30 percent from the 2004 first quarter. Net income for the quarter was $145 million, a 27 percent increase over the year ago quarter. Synthetic fuel operations contributed approximately $18 million ($0.08 per share) in the first quarter versus $11 million ($0.04 per share) in the year ago quarter.

Exhibit 99

J.W. Marriott, Jr., chairman and chief executive officer of Marriott International, said, “The favorable demand momentum that we saw building in 2004 has continued into 2005. Demand for our hotels is strong in most markets around the world. Comparable REVPAR for our worldwide company-operated properties increased 9.2 percent during the quarter, driven primarily by rate increases. Comparable REVPAR for systemwide hotels in North America grew 8.4 percent and reflected strength across our portfolio of brands. Our Florida resorts continued to draw leisure and group meeting travelers; our hotels in New Orleans made strong comebacks as they benefited from group conventions; and New York, Miami and Orlando attracted international visitors as the combination of low airfares and the weak dollar contributed to strong international travel to the U.S. Outside the U.S., resorts in the Caribbean, Mexico and the Middle East were popular with vacationers from around the world.

“Demand for luxury lodging surged during the quarter. Worldwide, Ritz-Carlton’s comparable hotel REVPAR increased 16.7 percent over the prior year on a constant dollar basis, while comparable company-operated REVPAR for the JW Marriott brand increased 15.6 percent. Marriott’s newest luxury product, Bulgari Hotels & Resorts has been very popular with leisure travelers. We currently have one property open in Milan and a second Bulgari Hotels & Resorts is scheduled to open in Bali later this year.

“Owners and franchisees continue to add hotels to our system around the world. With strengthening fundamentals and strong brands, satisfaction scores for owners and franchisees have never been better. Over 35 percent of the rooms added during the first quarter were conversions from other brands. Our pipeline of hotels under development or awaiting conversion remains strong with 350 hotels and more than 55,000 rooms. Over 40 percent of our pipeline is comprised of valuable full-service hotels and, for the first time, the majority of the rooms in our full-service development pipeline are located outside the U.S.

“At Marriott, we recognize “success is never final” and we continue to look for ways to improve our products. In 2005, Marriott will roll out the highest quality bedding at every price point

Exhibit 99

across 2,400 hotels worldwide. We have also introduced new guest rooms at Marriott Hotels & Resorts, Renaissance Hotels & Resorts and Residence Inn reflecting progressive designs and style.

“With the strong results we have seen to date, we are well on our way to another record earnings year for 2005,” said Mr. Marriott.

In the first fiscal quarter (12 week period from January 1, 2005 to March 25, 2005), REVPAR for the company’s 2,314 comparable worldwide systemwide properties increased by 8.8 percent (9.3 percent using actual exchange rates). Systemwide North American REVPAR increased by 8.4 percent in the first quarter of 2005, driven by a 6.7 percent increase in average daily rate and a 1.1 percentage point increase in occupancy to 69 percent. REVPAR at the company’s comparable systemwide North American full-service hotels (including Marriott Hotels & Resorts, JW Marriott Hotels & Resorts, The Ritz-Carlton, and Renaissance Hotels & Resorts) increased by 7.5 percent during the quarter, primarily from higher rates, which were up 6.3 percent. North American systemwide REVPAR for the company’s comparable select-service and extended-stay brands (including Courtyard, Fairfield Inn, Residence Inn, TownePlace Suites, and SpringHill Suites) posted a REVPAR increase of 9.5 percent, driven by a 7.3 percent increase in average daily rate and a 1.4 percentage point increase in occupancy to nearly 70 percent.

Strong demand from corporate and leisure travelers as well as a 13 percent increase in cross-sells from the company’s full-service hotels improved REVPAR across our limited service brands. The Courtyard and Residence Inn brands also benefited from the ongoing reinvention efforts to renovate and upgrade older Courtyard and Residence Inn hotels. Comparable Courtyard hotels that have completed renovation and stabilized reported first quarter REVPAR 31 percent higher than similar unrenovated properties. Renovated Courtyard and Residence Inn properties also experience higher customer satisfaction and guest intent to return.

Exhibit 99

We added 27 hotels and timeshare units (4,525 rooms) to our worldwide lodging portfolio during the first quarter, while 11 properties (1,466 rooms), primarily first generation Fairfield Inns, exited the system. At quarter end, the Company’s lodging group encompassed 2,648 hotels and timeshare resorts (484,904 rooms). In the fourth quarter of 2004, we sold our Ramada International business, which was comprised of 210 franchised Ramada hotels (28,081 rooms) in international markets.

MARRIOTT REVENUES totaled $2.5 billion in the first quarter of 2005, a 13 percent increase from 2004. Base management and franchise fees increased 13 percent to $181 million reflecting growth in units and REVPAR. With most of the REVPAR improvement coming from higher room rates, North American company-operated hotel house profit margins improved 100 basis points and international company-operated hotel house profit margins increased 230 basis points. Strong property level profits drove incentive management fee revenue up 52 percent to $50 million, including $8 million for incentive fees related to prior periods, but received and recognized in the first quarter. Direct costs associated with our owned and leased properties included nearly $6 million of severance payments and other costs associated with the temporary closing for renovation of the Shelbourne Hotel in Dublin, Ireland, which will reopen as the Shelbourne Renaissance in 2006. The severance costs will be recouped in future periods.

Property level revenue booked through Marriott.com totaled $596 million during the first quarter, an increase of more than 40 percent over the prior year. An additional $43 million of revenues was generated by Marriott.com visitors who made reservations on a dedicated customer care toll-free number. Now in its ninth year, Marriott.com continues to attract customers worldwide with hotel-specific online photo tours, easy access to Marriott Rewards exclusive offers and account balances, 24-hour customer support, and our newly launched At Your Service program featuring personalized pre-arrival emails with destination-specific maps, weather, and restaurant information.

Revenue from timeshare interval sales and services increased 9 percent during the first quarter of 2005, largely due to higher financially reportable development revenue. Timeshare contract sales, including sales made by our timeshare joint venture projects, declined 5 percent. Lower contract sales during the quarter reflected limited available inventory at Ritz-Carlton destinations

Exhibit 99

as well as very strong Ritz-Carlton contract sales in the prior year. A new Ritz-Carlton fractional and whole ownership property in San Francisco is expected to begin sales later in 2005.

LODGING OPERATING INCOME surged 34 percent in the first quarter to $203 million, largely due to higher base management and franchise fees, much higher incentive management fees, as well as higher operating income from our timeshare business. Marriott’s general and administrative expenses decreased 6 percent to $124 million, primarily as a result of lower litigation expenses.

SYNTHETIC FUEL. Net income generated from our synthetic fuel joint ventures increased $7 million to $18 million and earnings per share rose to $0.08 from $0.04 in the prior year. The favorable results compared to the prior year were due to an increase in the proportion of the tax credits generated by the joint ventures that were allocated to us, as well as higher production levels. Excluding the impact of our synthetic fuel operations, our tax rate was 34.5 percent in the first quarter of 2005.

In mid-2004, Marriott was informed that IRS field auditors had issued a notice of proposed adjustment challenging the placed-in-service date of three of the four synthetic fuel facilities owned by the Company’s joint ventures. The matter has not yet been resolved. However, Marriott strongly believes that all the facilities meet the placed-in-service requirements.

GAINS AND OTHER INCOME/(EXPENSE) (excluding synthetic fuel) included gains on the sale of real estate which totaled $4 million in each of the 2005 and 2004 first quarters.

EQUITY IN EARNINGS/(LOSSES) declined $3 million largely due to the sale of our interest in the Two Flags joint venture in 2004, partially offset by improved results from our Courtyard joint venture.

INTEREST EXPENSE was up $2 million in the first quarter of 2005 due to higher interest associated with the Marriott Rewards program. Interest income increased $1 million primarily due to an increase in our cash balance, partially offset by the impact of loans repaid to us in 2004. The provision for loan losses in the quarter totaled $11 million for one property.

Exhibit 99

During the 2005 first quarter, cash proceeds from the sale of land totaled $15 million. We owned only six hotels at the end of the first quarter.

We continue to generate significant cash flow from our operations. Adjusted earnings before interest expense, taxes, depreciation and amortization (Adjusted EBITDA) rose 14 percent to $276 million. Total debt at the end of the first quarter of 2005 was $1,324 million and our cash balance totaled $377 million, compared to $1,325 million in debt and $770 million of cash at the end of 2004. The company repurchased 5.1 million shares of common stock in the first quarter of 2005 at a cost of $328 million and has repurchased another 1.5 million shares to date in the second quarter at a cost of $96 million. The current remaining share repurchase authorization totals approximately 12.2 million shares.

OUTLOOK

Based on continued strong lodging demand, we have adjusted our estimate of 2005 systemwide North American REVPAR growth to 8 to 10 percent, primarily driven by rate. We continue to expect house profit margins to improve 150 to 200 basis points in 2005. In addition, given our pipeline of over 55,000 rooms, we plan to open 25,000 to 30,000 new rooms in 2005. Under these assumptions, base management, franchise, and incentive management fees should total $1,015 million to $1,035 million in 2005, an increase of 16 to 19 percent.

We expect timeshare contract sales to grow 5 to 7 percent during 2005 and timeshare interval sales and services revenues, net of direct expenses, to increase approximately 23 to 27 percent for the year. We also plan to complete timeshare mortgage note sale transactions in the second and fourth quarters.

Early in 2005, Marriott announced the roll out of a new bedding program that will add new luxurious bedding to 628,000 beds at approximately 2,400 hotels worldwide, across eight brands. The bedding will include plusher mattresses, softer sheets, more pillows and a new, fresh, white look. To accelerate the rollout of the new bedding, Marriott is offering owners and franchisees a one-time incentive to ensure that guests can enjoy the comfort and luxury of the new bedding by

Exhibit 99

year-end 2005. Marriott estimates the one-time cost of the bedding incentive to be roughly $40 million pre-tax, impacting our results primarily in the second quarter of 2005 by roughly $0.11 of earnings per share. In total, we believe that general, administrative and other expenses, including the bedding incentive program, will total $600 million to $610 million for the full year 2005 compared to $607 million in 2004. General, administrative and other expenses in 2004 reflected the impact of the write-off of the investment in the management contract for the Courtyard joint venture. Our 2005 estimate reflects lower litigation expenses and improved administrative efficiencies, offset substantially by the costs of the company’s bedding incentive program.

Given these above items, we estimate that lodging operating income will total $790 million to $820 million in 2005 (including roughly $40 million of pre-tax cost of the bedding incentives), an increase of 37 to 43 percent.

Our guidance for 2005 includes roughly $0.42 to $0.46 of after tax earnings per share from our synthetic fuel business. Our partner in our synthetic fuel joint venture has the right, until April 30, 2005, to return its ownership interest in the three facilities that are subject to the IRS’s placed-in-service challenge to us, effective as of April 1, 2005. Our partner has not yet exercised that right. In the event our partner exercises this right, we will have the flexibility to reduce production and/or sell an interest to another party, which could have a modest impact on our synthetic fuel EPS forecast.

As a result of the improved economy and hotel profitability, we expect to see a continued reduction in our real estate loan portfolio. We anticipate reinvesting the cash in attractive investment opportunities, including share repurchases. With the reduction in our loan balance, we anticipate net interest (interest expense, interest income and provision for loan losses) will decline to an expense of roughly $20 million to $30 million in 2005 from income of $55 million in 2004, a decline of $0.21 to $0.23 of earnings per share.

In total, we are raising our full year 2005 estimate of EPS to a range of $2.80 to $2.90 (including the estimated $0.11 of earnings per share impact of costs associated with the company’s new bedding incentives and $0.42 to $0.46 of earnings per share benefit from our synthetic fuel business).

Exhibit 99

In the second quarter 2005, the company anticipates North American systemwide REVPAR growth of 9 to 11 percent with a 1.5 to 2.0 percentage point improvement in house profit margins. The company also plans to complete a timeshare mortgage note sale transaction in the second quarter. Under these assumptions, we currently estimate the following for the second quarter 2005:

Second quarter total fee revenue	$245 million to $255 million
Timeshare interval sales and services, net of direct expenses	$60 million to $65 million
General, administrative & other expense	$177 million to $182 million (including roughly $40 million of costs associated with the company’s new bedding incentives)
Lodging operating income	$165 million to $175 million
Gains (including gains on sale of the timeshare mortgage notes but excluding synthetic fuel)	Approximately $50 million
Net interest	Approximately $0
Earnings per share from synthetic fuel	Approximately $0.13
Second quarter earnings per share	$0.74 to $0.76

Our investment spending in 2005 is expected to total approximately $1 billion including $50 million for maintenance capital spending, $300 million for capital expenditures or property acquisitions, $100 million for timeshare inventory, $200 million to $250 million in new mezzanine financing and mortgage loans for hotels developed by our owners and franchisees and approximately $350 million in equity and other investments (including our roughly $200 million investment in our joint venture with Whitbread).

As recently announced by the Securities and Exchange Commission, the implementation of the Financial Accounting Standard Board’s (FASB) Statement No. 123R requiring the expensing of options, has been deferred and will be effective for us beginning in fiscal 2006. We expect the expensing of options will reduce pre-tax earnings by roughly $25 million and our earnings per share by $0.07 for the full year 2006.

Exhibit 99

Marriott International, Inc. (NYSE:MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, April 21, 2005 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent Investor News” tab and click on the quarterly conference call link. A replay will be available on the Internet until May 21, 2005.

The telephone dial-in number for the conference call is 913-981-5532. A telephone replay of the conference call will also be available by telephone from 1 p.m. ET, Thursday, April 21, 2005 until Thursday, April 28, 2005 at 8 p.m. ET. To access the recording, call 719-457-0820. The reservation number for the recording is 9691234.

Note: This press release contains “forward-looking statements” within the meaning of federal securities laws, including REVPAR, profit margin and earning trends; statements concerning the number of lodging properties we expect to add in future years; our expected investment spending; our anticipated results from synthetic fuel operations and the anticipated favorable resolution of the IRS’s placed-in-service challenge; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the pace and extent of the current recovery in both the economy and the lodging industry; supply and demand changes for hotel rooms, vacation ownership intervals, and corporate housing; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; uncertainties inherent in the IRS audit and appeals process; and the uncertain effect on our production plans of the potential reduction or elimination of projected future tax credits for synthetic fuel if average crude oil prices in 2005 and beyond exceed certain statutory thresholds; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we

Exhibit 99

9

undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with over 2,600 lodging properties in the United States and 65 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its MarriottExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., and has approximately 133,000 employees as of December 31, 2004. In fiscal year 2004, Marriott International reported sales from continuing operations of $10 billion. For more information or reservations, please visit our web site at www.marriott.com.

Exhibit 99

10

MARRIOTT INTERNATIONAL, INC.

Financial Highlights

(in millions, except per share amounts)

	12 Weeks Ended March 25, 2005			12 Weeks Ended March 26, 2004
	Lodging	Synthetic Fuel	Total	Lodging	Synthetic Fuel	Total	Percent Better/ (Worse)
REVENUES
Base management fees	$111	$—	$111	$99	$—	$99	12
Franchise fees	70	—	70	61	—	61	15
Incentive management fees	50	—	50	33	—	33	52
Owned, leased, corporate housing and other [1]	167	—	167	156	—	156	7
Timeshare interval sales and services [2]	346	—	346	318	—	318	9
Cost reimbursements [3]	1,682	—	1,682	1,585	—	1,585	6
Synthetic fuel	—	108	108	—	—	—	*

Total Revenues	2,426	108	2,534	2,252	—	2,252	13

OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct [4]	145	—	145	132	—	132	(10)
Timeshare - direct	272	—	272	252	—	252	(8)
Reimbursed costs	1,682	—	1,682	1,585	—	1,585	(6)
General, administrative and other [5]	124	—	124	132	—	132	6
Synthetic fuel	—	153	153	—	—	—	*

Total Expenses	2,223	153	2,376	2,101	—	2,101	(13)

OPERATING INCOME (LOSS)	$203	$(45)	158	$151	$—	151	5

Gains and other income (expense) [6]			(5)			4	(225)
Interest expense			(24)			(22)	(9)
Interest income			27			26	4
Provision for loan losses			(11)			3	(467)
Equity in losses - Synthetic fuel [7]			—			(28)	100
- Other [8]			(5)			(2)	(150)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST			140			132	6
Provision for income taxes			(5)			(18)	72

INCOME BEFORE MINORITY INTEREST			135			114	18
Minority interest			10			—	*

NET INCOME			$145			$114	27

EARNINGS PER SHARE - Basic			$0.64			$0.50	28

EARNINGS PER SHARE - Diluted			$0.61			$0.47	30

Basic Shares			225.5			229.6
Diluted Shares			239.6			242.9

*	Percent can not be calculated.

[1] –	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our ExecuStay business, land rent income and other revenue.
[2] –	Timeshare interval sales and services includes total timeshare revenue except for base fees, cost reimbursements, note sale gains, and joint venture earnings (losses).
[3] –	Cost reimbursements include reimbursements from lodging properties for Marriott funded operating expenses.
[4] –	Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our ExecuStay business.
[5] –	General, administrative and other expenses include the overhead costs allocated to our lodging business segments (including ExecuStay and timeshare) and our unallocated corporate overhead costs and general expenses.
[6] –	Gains and other income (expense) includes gains on the sale of real estate. In addition, gains and other income (expense) for the 2005 first quarter include the earn-out payments we made to the previous owner of the synthetic fuel operations and earn-out payments we received from our synthetic fuel joint venture partner.
[7] –	Equity in losses – Synthetic fuel includes our share of the equity in earnings of the synthetic fuel joint ventures and the net earn-out payments made to our synthetic fuel joint venture partner from January 3, 2004 through March 25, 2004. Beginning March 26, 2004, the synthetic fuel operations were consolidated as a result of adopting FIN 46(R), “Consolidation of Variable Interest Entities.”
[8] –	Equity in losses – Other includes our equity in (losses) earnings of unconsolidated joint ventures.

Exhibit 99

Marriott International, Inc.

Business Segments

($ in millions)

	Twelve Weeks Ended
	March 25, 2005	March 26, 2004
REVENUES

Full-Service	$1,629	$1,505
Select-Service	272	247
Extended-Stay	126	115
Timeshare	399	385

Total lodging [1]	2,426	2,252
Synthetic fuel	108	—

Total	$2,534	$2,252

NET INCOME

Full-Service	$116	$100
Select-Service	33	23
Extended-Stay	16	10
Timeshare	63	50

Total lodging financial results [1]	228	183
Synthetic fuel (after-tax)	18	11
Unallocated corporate expenses	(26)	(30)
Interest income, provision for loan losses and interest expense	(8)	7
Income taxes (excluding Synthetic fuel)	(67)	(57)

Total	$145	$114

[1]	We consider lodging revenues and lodging financial results to be meaningful indicators of our performance because they measure our growth in profitability as a lodging company and enable investors to compare the sales and results of our lodging operations to those of other lodging companies.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Total Lodging Products 1

	Number of Properties		Number of Rooms/Suites
Brand	Mar. 25, 2005	vs. Mar. 26, 2004	Mar. 25, 2005	vs. Mar. 26, 2004
Full-Service Lodging
Marriott Hotels & Resorts	492	16	179,485	4,354
The Ritz-Carlton	57	—	18,598	(46)
Renaissance Hotels & Resorts	135	9	48,221	2,624
Bulgari Hotel & Resort	1	1	58	58
Ramada International	4	(198)	726	(26,796)
Select-Service Lodging
Courtyard	663	33	95,429	4,902
Fairfield Inn	517	(10)	47,840	(2,634)
SpringHill Suites	126	14	14,644	1,741
Extended-Stay Lodging
Residence Inn	469	20	55,770	2,348
TownePlace Suites	117	5	11,816	354
Marriott Executive Apartments	15	2	2,585	163
Timeshare [2]
Marriott Vacation Club International	44	3	8,895	827
Horizons by Marriott Vacation Club International	2	—	328	72
The Ritz-Carlton Club	4	—	261	17
Marriott Grand Residence Club	2	—	248	—

Total	2,648	(105)	484,904	(12,016)

[1]	Total Lodging Products excludes the 1,978 corporate housing rental units.
[2]	Includes products in active sales which are not ready for occupancy.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

North American Comparable Company-Operated Properties 1

	Twelve Weeks Ended March 25, 2005 and March 26, 2004
	REVPAR		Occupancy			Average Daily Rate
Brand	2005	vs. 2004	2005	vs. 2004		2005	vs. 2004
Marriott Hotels & Resorts	$109.44	6.1%	69.9%	0.1	% pts.	$156.66	6.0%
The Ritz-Carlton [2]	$204.87	13.5%	67.1%	0.3	% pts.	$305.53	13.1%
Renaissance Hotels & Resorts	$101.47	10.4%	69.4%	3.1	% pts.	$146.29	5.5%
Composite - Full-Service	$114.56	7.4%	69.6%	0.6	% pts.	$164.62	6.6%
Residence Inn	$80.96	10.0%	76.7%	2.7	% pts.	$105.63	6.1%
Courtyard	$72.37	8.7%	67.9%	-0.7	% pts.	$106.57	9.7%
TownePlace Suites	$48.21	6.6%	70.4%	-0.3	% pts.	$68.48	7.0%
Composite - Select-Service & Extended-Stay	$72.79	9.5%	70.5%	0.7	% pts.	$103.28	8.4%
Composite - All	$98.35	8.0%	69.9%	0.6	% pts.	$140.64	7.1%

North American Comparable Systemwide Properties [1]
	Twelve Weeks Ended March 25, 2005 and March 26, 2004
	REVPAR		Occupancy			Average Daily Rate
Brand	2005	vs. 2004	2005	vs. 2004		2005	vs. 2004
Marriott Hotels & Resorts	$99.66	6.4%	68.3%	0.4	% pts.	$145.96	5.8%
The Ritz-Carlton [2]	$204.87	13.5%	67.1%	0.3	% pts.	$305.53	13.1%
Renaissance Hotels & Resorts	$94.30	10.6%	67.8%	2.6	% pts.	$139.02	6.3%
Composite - Full-Service	$103.63	7.5%	68.2%	0.7	% pts.	$152.05	6.3%
Residence Inn	$78.45	9.0%	76.0%	1.9	% pts.	$103.26	6.2%
Courtyard	$71.51	8.4%	68.5%	0.3	% pts.	$104.36	7.9%
Fairfield Inn	$45.53	10.9%	63.4%	1.8	% pts.	$71.87	7.7%
TownePlace Suites	$50.46	11.7%	71.0%	1.5	% pts.	$71.03	9.3%
SpringHill Suites	$62.94	14.4%	69.7%	3.5	% pts.	$90.36	8.6%
Composite - Select-Service & Extended-Stay	$65.79	9.5%	69.5%	1.4	% pts.	$94.61	7.3%
Composite - All	$81.81	8.4%	69.0%	1.1	% pts.	$118.65	6.7%

[1]	Composite - All statistics include properties for the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Courtyard, Residence Inn, TownePlace Suites, Fairfield Inn, and SpringHill Suites brands. Full-Service composite statistics include properties for Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton brands. Select-Service and Extended-Stay composite statistics include properties for the Courtyard, Residence Inn, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.
[2]	Statistics for The Ritz-Carlton are for January through February.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

(Constant $)

International Comparable Company-Operated Properties 1,2

	Two Months Ended February 28, 2005 and February 29, 2004
	REVPAR		Occupancy			Average Daily Rate
Region/Brand	2005	vs. 2004	2005	vs. 2004		2005	vs. 2004
Caribbean & Latin America	$125.16	20.1%	76.7%	7.5	% pts.	$163.09	8.3%
Continental Europe	$82.30	7.0%	58.9%	2.0	% pts.	$139.67	3.3%
United Kingdom	$128.72	3.3%	70.0%	-1.6	% pts.	$183.83	5.8%
Middle East & Africa	$83.50	28.8%	75.4%	8.1	% pts.	$110.70	15.0%
Asia Pacific[3]	$75.73	16.2%	71.7%	2.3	% pts.	$105.67	12.6%

The Ritz-Carlton International	$160.30	26.9%	71.2%	8.2	% pts.	$225.15	12.2%

Total International[4]	$97.21	14.9%	69.5%	3.6	% pts.	$139.96	8.9%

Worldwide[5]	$98.14	9.2%	69.8%	1.2	% pts.	$140.51	7.4%

International Comparable Systemwide Properties [1,2]

	Two Months Ended February 28, 2005 and February 29, 2004
	REVPAR		Occupancy			Average Daily Rate
Region/Brand	2005	vs. 2004	2005	vs. 2004		2005	vs. 2004
Caribbean & Latin America	$109.64	12.6%	70.8%	3.4	% pts.	$154.81	7.2%
Continental Europe	$78.43	7.4%	57.0%	1.5	% pts.	$137.57	4.6%
United Kingdom	$92.09	1.8%	63.1%	0.4	% pts.	$145.90	1.1%
Middle East & Africa	$80.13	28.0%	73.3%	7.8	% pts.	$109.30	14.4%
Asia Pacific[3]	$78.66	14.2%	72.1%	2.6	% pts.	$109.07	10.1%

The Ritz-Carlton International	$160.30	26.9%	71.2%	8.2	% pts.	$225.15	12.2%

Total International[4]	$91.92	11.4%	67.0%	2.6	% pts.	$137.24	7.1%

Worldwide[5]	$83.15	8.8%	68.7%	1.3	% pts.	$121.06	6.8%

[1]	International financial results are reported on a period basis, while International statistics are reported on a monthly basis.
[2]	Statistics are in constant dollars and include results for January and February. Excludes North America.
[3]	Excludes Hawaii.
[4]	Includes Hawaii.
[5]	Worldwide includes international statistics for January through February and North American statistics for the twelve weeks ending March 25, 2005 and March 26, 2004.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

(in millions, except per share amounts)

We consider net income excluding the impact of the synthetic fuel operations, earnings per share excluding the impact of the synthetic fuel operations, and the effective tax rate excluding the impact of the synthetic fuel operations, to be meaningful performance indicators because they reflect that portion of our net income, earnings per share, and the effective tax rate that relates to our lodging business and enables investors to compare the results of our operations and effective tax rate to that of other lodging companies. However, net income excluding the impact of the synthetic fuel operations, earnings per share excluding the impact of the synthetic fuel operations, and the effective tax rate excluding the impact of the synthetic fuel operations are all non-GAAP financial measures, and are not alternatives to net income, earnings per share, effective tax rate or any other operating measure prescribed by United States generally accepted accounting principles.

The reconciliation of net income, earnings per share, and the effective income tax rate as reported to net income excluding the impact of the synthetic fuel operations, earnings per share excluding the impact of the synthetic fuel operations, and the effective income tax rate excluding the impact of the synthetic fuel operations is as follows:

	First Quarter 2005			First Quarter 2004
	Net Income	Synthetic Fuel Impact	Excluding Synthetic Fuel	Net Income	Synthetic Fuel Impact	Excluding Synthetic Fuel
Operating income (loss)	$158	$(45)	$203	$151	$—	$151
Gains and other income (expense)	(5)	(9)	4	4	—	4
Interest income, provision for loan losses and interest expense	(8)	—	(8)	7	—	7
Equity in losses	(5)	—	(5)	(30)	(28)	(2)

Pre-tax income (loss)	$140	$(54)	$194	$132	$(28)	$160

Tax (Provision)/Benefit	(52)	15	(67)	(47)	10	(57)
Tax Credits	47	47	—	29	29	—

Total Tax (Provision)/Benefit	(5)	62	(67)	(18)	39	(57)

Income before Minority Interest	135	8	127	114	11	103

Minority Interest	10	10	—	—	—	—

Net Income	$145	$18	$127	$114	$11	$103

Diluted Shares	239.6	239.6	239.6	242.9	242.9	242.9

Earnings per Share - Diluted	$0.61	$0.08	$0.53	$0.47	$0.04	$0.43

Tax Rate	3.6%		34.5%	13.7%		35.5%

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

($ in millions)

We consider lodging operating income to be a meaningful indicator of our performance because it measures our growth in profitability as a lodging company and enables investors to compare the operating income related to our lodging segments to the operating income of other lodging companies. However, lodging operating income is a non-GAAP financial measure and is not an alternative to operating income or any other operating measure prescribed by United States generally accepted accounting principles.

The reconciliation of operating income to lodging operating income is as follows:

	Fiscal Year 2005
	First Quarter	Total
Operating income as reported	$158	$158
Add back: Synthetic fuel operating loss	45	45

Lodging operating income	$203	$203

	Fiscal Year 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Operating income as reported	$151	$118	$99	$109	$477
Add back: Synthetic fuel operating loss	—	30	31	37	98

Lodging operating income	$151	$148	$130	$146	$575

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure

EBITDA

(in millions)

We consider earnings before interest, taxes, depreciation and amortization, adjusted to eliminate the impact of our synthetic fuel segment and discontinued operations (Adjusted EBITDA), to be an indicator of operating performance from on-going operations because it can be used to measure our ability to service debt, fund capital expenditures, and expand our business, and reflects our belief that the synthetic fuel segment will no longer have a material impact on our business after the Section 29 synthetic fuel tax credits expire at the end of 2007. However, EBITDA and Adjusted EBITDA are non-GAAP financial measures, and are not alternatives to net income, financial results, cash flow from operations, or any other operating measure prescribed by United States generally accepted accounting principles. Additionally, our calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and as a result comparability may be limited.

	Fiscal Year 2005
	First Quarter	Total
Net income	$145	$145
Interest expense	24	24
Tax provision	5	5
Depreciation	30	30
Amortization	7	7
Interest expense from unconsolidated joint ventures	11	11
Depreciation and amortization from unconsolidated joint ventures	12	12

EBITDA	$234	$234

Synthetic fuel adjustment	42	42

Adjusted EBITDA	$276	$276

The following items make up the synthetic fuel adjustment:

Pre-tax synthetic fuel operating losses	$54	$54
Pre-tax minority interest - synthetic fuel	(10)	(10)
Synthetic fuel depreciation	(2)	(2)

EBITDA adjustment for synthetic fuel	$42	$42

	Fiscal Year 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income	$114	$160	$133	$189	$596
Interest expense	22	24	23	30	99
Tax provision continuing operations	18	33	28	21	100
Tax provision discontinued operations	—	—	1	—	1
Depreciation	32	29	32	40	133
Amortization	7	8	7	11	33
Interest expense from unconsolidated joint ventures	10	11	9	15	45
Depreciation and amortization from unconsolidated joint ventures	13	9	13	17	52

EBITDA	$216	$274	$246	$323	$1,059

Synthetic fuel adjustment	28	5	(6)	21	48
Pre-tax gain discontinued operations	(1)	—	(1)	(1)	(3)

Adjusted EBITDA	$243	$279	$239	$343	$1,104

The following items make up the synthetic fuel adjustment:

Pre-tax synthetic fuel operating losses	$—	$21	$12	$37	$70
Pre-tax synthetic fuel equity losses	28	—	—	—	28
Pre-tax minority interest - synthetic fuel	—	(14)	(15)	(11)	(40)
Synthetic fuel depreciation	—	(2)	(3)	(5)	(10)

EBITDA adjustment for synthetic fuel	$28	$5	$(6)	$21	$48

Exhibit 99